Exhibit 99.1

P.O. Box 25099  •  Richmond, VA 23260  •  Phone: (804) 359-9311  •  Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Names Freeman President

Richmond, VA, December 13, 2006 / PRNEWSWIRE

Mr. Allen B. King announced that the Board of Directors of Universal Corporation (the “Company”) has elected George C. Freeman, III to succeed Mr. King as President with immediate effect. Mr. King will remain Chairman and Chief Executive Officer of the Company.

Mr. Freeman has been with the Company since 1997. Prior to that time, he was with Hunton & Williams, an international law firm. Mr. Freeman was elected General Counsel and Secretary of the Company in February 2001, and Vice President on November 9, 2005.

Mr. King has been with the Company since 1969. Mr. King became President and Chief Executive Officer of the Company on January 1, 2003, and was elected Chairman of the Board of Directors of the Company on October 28, 2003.

Mr. Freeman noted, “I am honored that the Board of Directors has elected me President. This is an exciting time for the Company, as we renew our strategic focus on our tobacco business. I look forward to working with Allen and the Board of Directors in this new role.”

Mr. King congratulated Mr. Freeman, stating, “George has been an integral part of Universal’s leadership over the years. George’s knowledge of the business and ability to work with a wide range of stakeholders made him the Board’s choice as President. In this new role, George will assist me in overall management, as we direct the Company in its focus on tobacco. Along with the rest of the Board of Directors, I look forward to working closely with George.”

Headquartered in Richmond, Virginia, Universal Corporation (UVV:NYSE) is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. The revenues of its tobacco business for the fiscal year ended March 31, 2006, were $1.8 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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